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                                 EXHIBIT 01-8K.3

FOR IMMEDIATE RELEASE:     March 7, 2001

CONTACTS:
Stephen R. Roark                                     Carl Thompson
President and Chief Financial Officer                Chief Executive Officer
Stan Politano                                        Carl Thompson Associates
Vice President                                       800-959-9677
Black Hawk Gaming & Development Co., Inc.
303-582-1117


                      BLACK HAWK GAMING AND DEVELOPMENT CO.
                           ANNOUNCES FILING OF LAWSUIT

         Black Hawk, Colorado--Black Hawk Gaming & Development Company, Inc. (Nasdaq National Market: BHWK) announced today that it has been served with a complaint brought by a person claiming to be a shareholder. The lawsuit purports to be a class action and was filed in the Colorado District Court in Gilpin County, Colorado. Black Hawk's directors were also named in the action.

         The suit alleges, among other things, that the defendants, allegedly controlled by Jeffrey P. Jacobs, Chairman and CEO, are violating their fiduciary duties owed to the public shareholders and are engaging in improper and unfair dealing and wrongful and coercive conduct. This is designed, according to the suit, to cause Black Hawk shareholders to relinquish their shares without an adequate process to ensure that shareholders receive the highest price obtainable.

         On February 27, it was announced that Mr. Jacobs had offered to purchase all Black Hawk shares not owned by him for $11 per share cash. A Special Committee of the Board consisting of three independent directors was immediately appointed to consider the offer. The Special Committee has engaged its own independent law firm to advise it and it is close to choosing its own independent investment bankers to assist the Special Committee.

         The Board believes that it has met and will continue to meet its fiduciary duties, as will the Special Committee, and that a process has been put in place to maximize shareholder value. Therefore, the suit will be vigorously defended.

         The plaintiff seeks, among other things, to enjoin the buy-out transaction and asks the court to award compensatory damages and legal fees.

NOTE: News releases and other information about Black Hawk Gaming & Development are available at http://www.bhwk.com


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